PRIVATE & CONFIDENTIAL

October 20,  2016

Sylvain Toutant

1177 Place Henri-Gauthier
Montreal, Québec
H2M 2S1

Dear Sylvain,

Further to our discussions, this letter confirms our agreement regarding the cessation of your employment with DAVIDsTEA Inc. (the “Company”) and its subsidiaries, effective as of January 28, 2017 (being the last day of the Company’s 2016 fiscal year), or at an earlier date, as determined by the Chairman of the Board of Directors of the Company (the “Board”), on behalf of Board, in consultation with Sylvain Toutant, (the “Effective Date”), the whole as more fully described below.

I.	Interests in THE COMPANY
1.

Severance Payment. Subject to the conditions set forth in this letter, the Company shall continue to pay to Sylvain Toutant, in accordance with and subject to usual deductions at source, (a) the Basic Payments (as defined in Sylvain Toutant’s amended and restated executive employment agreement (the “Employment Agreement”) dated March 30, 2015) and (b) his salary (at a rate of CDN$392,000 per annum) for eighteen months, inclusive of all outstanding accrued vacation days, from the Effective Date.

2.

Performance Bonus. In accordance with the Employment Agreement, Sylvain Toutant is eligible for an annual cash performance bonus in the event the Board or its human resources and compensation committee (the “Committee”) determines, in their sole discretion, that the performance milestones established by the Board (or the Committee) near the beginning of each fiscal year have been achieved for such year.  The 2016 bonus payment (the “2016 Bonus”) will be determined by the Board (or the Committee) based on the 2016 audited fiscal year-end results of the Company to be filed publicly. The 2016 Bonus, if any, shall be paid to Sylvain Toutant within 30 days following the date on which the audited fiscal year-end results are filed and in accordance with the conditions set forth in this letter and subject to the usual deductions at source. For greater certainty, the 2016 Bonus shall be paid in one payment.

3.

Common Shares.    Sylvain Toutant currently holds the following common shares in the capital of the Company (“Common Shares”) including 78,170 Common Shares (being the “Restricted Shares”) which are subject to the Company’s 2015 Omnibus Equity Incentive Plan (the “LTIP”) dated March 31, 2015 and Restricted Stock Agreements (the “RSAs”) between the Company and Sylvain Toutant dated March 31, 2015 and April 15, 2016. The number of Common Shares underlying the Restricted Shares that are unvested as of the Effective Date will immediately vest in an amount equal to (i) the product obtained by multiplying (A) the total number of Common Shares underlying the award by (B) a fraction, the numerator of which is the number of days in the period beginning on the Date of Grant (as such term is defined in the LTIP) and ending on the six-month anniversary of the Effective Date, and the denominator of which is the number of days in the period beginning on  the Date of Grant and ending on the third anniversary of the Date of Grant, minus (ii) the number of Common Shares underlying the award that had vested pursuant to the vesting schedule as of the Effective Date. The portion of any Restricted Share that is unvested and does not vest after application of the preceding sentence will be immediately forfeited upon the Effective Date without any payment or consideration due by the Company.

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4.

Vested Options.  Sylvain Toutant was granted: (i) an option to purchase 583,616  Common Shares (the “2014 Option Shares”) pursuant to an amended and restated equity incentive plan dated April 3, 2012, as amended from time to time (the “Equity Plan”) and a stock option agreement (the “2014 Option Agreement”) dated June 2, 2014, as amended, and, (ii) an option to purchase 42,760 Common Shares (the “2016 Option Shares” and, together with the 2014 Option Shares, the “Options”) in accordance with the LTIP and a stock option agreement (the “2016 Option Agreement”) dated April 15, 2016, as amended.

(a)

As of the date of execution of this agreement, 42,843 of the 2014 Option Shares have been exercised by Sylvain Toutant, 297,605 of the remaining 2014 Option Shares have vested (the “Vested 2014 Options”) and 243,168 of the 2014 Options Shares remain unvested (the “Unvested 2014 Options”). Notwithstanding the terms of the 2014 Option Agreement and the Equity Plan, the Vested 2014 Options shall remain exercisable for a period of 180 days following the Effective Date and all Unvested 2014 Options shall be fully accelerated and vested as at the Effective Date and be exercisable for a period of 180 days following the Effective Date.

(b)

As of the date of execution of this agreement,  none of the 2016 Option Shares have vested and 42,760 of the 2016 Options Shares remain unvested (the “Unvested 2016 Options”). Notwithstanding the terms of the 2016 Option Agreement and as authorized under the LTIP, the Board approved that all of the Unvested 2016 Options shall be deemed fully accelerated and vested as at the Effective Date and be exercisable for a period of 180 days following the Effective Date.

In accordance with the terms of the Equity Plan and the LTIP, as applicable, the options (together, the “Options”) to purchase the 2014 Option Shares and the 2016 Option Shares shall immediately expire and be cancelled on the day that is 180 days plus one day following the Effective Date.

Sylvain Toutant further agrees that he shall not, without the Company’s prior written approval, directly or indirectly, sell any number of Common Shares  (whether such Common Shares are currently held or become held by him as a result of the exercise of Options or upon the vesting of Restricted Shares in accordance with paragraphs I.3 and I.4 above) that exceeds, in any given day,  15% of the 30-day average daily volume of the Common Shares traded on the NASDAQ Stock Exchange.

5.

The amounts and concessions mentioned in paragraphs I.1 to I.4 above include all amounts and benefits to which Sylvain Toutant may be entitled pursuant to any consulting agreement, any benefit package, any employment agreement, any other contract (verbal or written) existing between Sylvain Toutant and the Company and its subsidiaries, and their respective officers, directors, shareholders, successors, predecessors and affiliates and all applicable laws.

II.	End of Employment Relationship
1.

Cessation of employment relationship.  As of the Effective Date, Sylvain Toutant and the Company agree to end their employment relationship,  and Sylvain Toutant agrees to resign from every office and directorship held with the Company or any of its subsidiaries. Sylvain Toutant and the Company agree to execute any and all documents appropriate to evidence such cessation of employment. The Company will complete a Record of employment stating “end of employment contract”.

2.	Group Benefits. The existing group benefit coverage shall continue in accordance with the terms of the policies (other than disability insurance plans which shall terminate immediately) until the

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earlier of: (i) the date that is eighteen (18) months after the Effective Date, or (ii) the date Sylvain Toutant accepts alternate employment providing group benefit insurance coverage.
3.

Computer and Phone. Subject to paragraph II.4 below, the Company hereby agrees that Sylvain Toutant can retain ownership of the laptop computer and can retain ownership of the cellular telephone acquired for and used by him in connection with his employment with the Company following the transfer of the contract relating to said cellular telephone from the Company’s name to Sylvain Toutant’s name.

4.

Office Transition.  As discussed, the transition out of your office at the Company will be completed by the end of the Effective Date, and by then, you will have returned all equipment, documents and confidential information belonging to the Company or its affiliates used or possessed by you, or under your control, in the course of your employment with the Company, other than those items for which you shall retain ownership pursuant to paragraph II.3. To the extent that any Company data (the “Company Data”) resides on your personal computer hardware or software, you agree to make a copy of such property and deliver it to the Company, and immediately following the Effective Date, you will permanently destroy such Company Data so that it is irretrievable.

5.	Post-Employment Obligations. You acknowledge and agree to comply with the obligations set forth in Schedule “B”.
6.

Non-Disclosure. You agree to keep the terms of this letter in strict confidence and not to disclose the fact, terms or nature of this letter to any person, except to your immediate family and, to the extent that such disclosure may permit you to obtain tax planning, legal or similar advice, to your legal and financial advisers, and as may be required by law. You will cause your immediate family and advisors to keep this letter confidential. Reciprocally, the Company, agrees to keep the terms of this letter in strict confidence and not to disclose the fact, terms or nature of this letter to any person, except to its legal and financial advisers, and as may be required by law.

7.

Mutual Non-Disparagement and Communications. You agree not to engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its affiliates, its present and former officers, directors, employees, representatives and agents, or the products or services they provide (“Disparaging Conduct”). You further agree not to authorize or assist others to engage in Disparaging Conduct.

Reciprocally, the Company will instruct its executive officers and board members not to engage in any Disparaging Conduct in respect of you and will instruct its executive officers and board members not to authorize or assist others to engage in Disparaging Conduct with respect to Sylvain Toutant.

The Company and you agree to work together in good faith to establish a mutually acceptable plan with respect to any communications with third parties by either the Company or yourself in respect of the cessation of your business relationship with the Company.

8.

Release Form.  In addition to the above conditions, all payments under this letter are conditional upon you signing a copy of this letter, signing the full and final release form attached as Schedule “A” in the presence of a witness and returning original signed copies of both the letter and release form on the date hereof.

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9.

Ongoing Compliance. The obligation to pay the payments in this letter is conditional upon your ongoing compliance with your obligations in this letter. If you materially breach any of your obligations to the Company, the terms of this letter and the release will continue to be binding however, all payments under this letter will cease and the Company will be under no obligation to make any further payments.

10.

Legal Fees and Reimbursement for Costs. The Company agrees to pay your reasonable legal fees and any out of pocket expenses (following receipt by the Company of adequate documentation of such expenses) you reasonably incurred in connection with end of the employment relationship, including the negotiation and the review of this letter up to a maximum of $10,000 before taxes and disbursements.

III.	General Provisions
1.

Currency and Withholdings. All payments under this letter are in Canadian dollars, will be made in accordance with paragraph I.1 and I.2 hereof and are subject to any applicable withholding taxes and statutory or authorized deductions.

2.

Acknowledgement.  You agree that the arrangements set out in this letter fully satisfy the Company’s and all of its affiliates’ obligations to you in respect of the cessation of your employment and the cessation of your relationship with the Company, and you will not be entitled to further notice of termination, indemnification or severance pay under the Civil Code of Québec (the “CCQ”) or contract.

3.

Severability. If any provision of this letter or its application in a circumstance is restricted, prohibited or unenforceable, the provision shall be ineffective only to the extent of the restriction, prohibition or unenforceability without invalidating the remaining provisions of this letter and without affecting its application to other circumstances.

4.

Enurement. This letter, which includes the full and final release attached hereto as Schedule “A”, shall enure to the benefit of and be binding upon you, the Company and each of our respective successors and assigns, including, without limitation, your heirs, executors, administrators and personal representatives.

5.

No Admission of Liability. You understand and agree that nothing in this letter shall be deemed to be an admission of liability on the part of the Company and, in fact, such liability is specifically denied by the Company.  Similarly, we understand and agree that nothing in this letter shall be deemed to be an admission of liability on your part or any of your affiliates, and, in fact such liability is specifically denied by you and your affiliates.

6.	Entire Agreement. This letter is the full agreement of the parties, replaces any prior agreement between the parties hereto and may not be modified except in writing and executed by all parties.
7.

Legal. The present document constitutes a transaction pursuant to Section 2631 and following of the CCQ. The parties have expressly requested that the present document be drafted in English. Les parties ont expressément demandé que le présent document soit rédigé en anglais.

[Signature page follows.]

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On behalf of everyone at the Company, let us once again thank you for your service. We wish you well in your future endeavours.

Sincerely yours,

DAVIDSTEA INC. Per:(s) Maurice Tousson Maurice Tousson, Chairman of the Board And Per:(s) Lorenzo Salvaggio Lorenzo Salvaggio, Board member

The undersigned has read and understands and agrees to the terms of the agreement set forth in this letter. Sylvain Toutant also agrees to sign and to be bound by the terms of the attached release form.  The undersigned acknowledges that he has been given the opportunity to obtain independent legal advice with respect to this letter and attached release form.

October 20, 2016(s) Sylvain Toutant
DateSylvain Toutant

Schedule “A”

Full and Final Release

I, Sylvain Toutant, on my own behalf and on behalf of all of my related persons and entities (including 9222-2116 Québec Inc.), in exchange for the consideration of the terms described in the attached agreement dated October 20,  2016 (the “Letter Agreement”), and other good and valuable consideration the sufficiency of which is hereby expressly acknowledged, agree, represent and warrant that:

1.

I remise, release, acquit and forever discharge DavidsTea Inc. and all of its predecessor, subsidiary, parent, related, affiliated and successor entities, companies or partnerships (collectively, the “Companies”) and all present and former shareholders, officers, directors, employees, representatives and agents of the Companies (collectively, the “Released Individuals”) (the Companies and the Released Individuals are collectively referred to as the “Releasees”) of and from all actions, causes of action, applications, suits, complaints, liabilities, debts, demands, damages, costs, torts (both intentional and unintentional), dues, bonds, accounts, covenants, contracts, statutory rights and all or any claims whatsoever that exist or may exist which I or we ever had, now have or which I can, shall or may hereafter have for or by reason of any cause, matter or thing whatsoever (collectively, “Claims”), including without limitation, all or any Claims in respect of: (a) my hiring,  engagement, relationship or employment by any of the Releasees; (b) the cessation of such employment, engagement or relationship; (c) any benefits provided to me or which should have been provided to me during my employment, engagement or relationship or subsequent to the cessation of my employment, engagement or relationship; and (d) all past, present or future payments from any and all compensation or incentive programs of the Companies save and except for (i) the obligations and undertakings of the Companies towards Sylvain Toutant set out in the Letter Agreement (including the schedules thereto) and (ii) to the extent the applicability of such release of Claims may in any way invalidate the Companies’ directors and officers liability insurance policy as it pertains to Sylvain Toutant. For greater certainty, other than the options or the shares described in paragraphs I.3 and I.4 of the Letter Agreement, I neither own nor have any interest in any shares, options, securities or other equity interest in the Companies.

2.

Except for (i) the obligations and undertakings of the Companies towards Sylvain Toutant set out in the Letter Agreement (including the schedules thereto) and (ii) to the extent the applicability of such release of Claims may in any way invalidate the Companies’ directors and officers liability insurance policy as it pertains to Sylvain Toutant, I have no further Claim against the Releasees in respect of my employment, engagement or relationship or the cessation thereof including, without limitation, any complaints of reprisal or retaliation or claims for specific performance, damages, reinstatement, wages, notice of termination, pay in lieu of such notice, severance pay, perquisites, expenses, pension contributions, retirement savings account contributions, allowances, benefits, retirement benefits, arrangements in respect of equity in the Companies, bonus or other incentive compensation, interest, vacation pay, overtime pay, holiday pay or any other Claims whether under contract, the common law, the civil law, equity, any policy of any of the Companies, regulation or statute, including without limitation: any applicable employment standards legislation, as amended or replaced, including the Act Respecting Labour Standards (Québec) (all such legislation referred to as the “ARLS”), the Civil Code of Québec, the Pay Equity Act (Québec), the Supplemental Pension Plans Act (Québec), the Workers Compensation Act (Québec), the Act Respecting Occupational Health and Safety (Québec), or any other similar legislation. I specifically have no further claims, rights to arbitration, complaints or recourse under Sections 122, 122.1, 123, 123.1, 123.6 and 124 of the ARLS.

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3.

I have had the opportunity to discuss or otherwise canvass with my legal counsel any and all human rights complaints, concerns, issues or potential applications arising out of or in respect of my employment and the cessation of my employment and I and we hereby release the Releasees from any and all claims under the Charter of Human Rights and Freedoms (Québec) (the “Québec Charter”) in respect of my employment, engagement or relationship and/or the cessation thereof, and I am aware of my rights under the Québec Charter and I hereby represent and acknowledge that I am not asserting any rights or advancing a human rights claim, application or complaint.

4.

Provided (i) the Companies do not breach their obligations and undertakings towards Sylvain Toutant set out in the Letter Agreement (including the schedules thereto), and (ii) to the extent the applicability of such release of Claims may invalidate the Companies’ directors and officers liability insurance policy as it pertains to Sylvain Toutant, I will not make any Claim or threaten, commence, participate in, take or continue any proceedings in any jurisdiction against the Releasees in respect of any matter covered by this Full and Final Release. I also agree not to make any Claim or threaten, commence, participate in, take or continue any proceedings in any jurisdiction against any person, corporation or other entity who or which might claim contribution, indemnity or any other relief from any of the Releasees.

5.

If I make any Claim or threaten, commence, participate in, take or continue any proceedings in any jurisdiction against the Releasees in respect of any Claim for or by reason of any cause, matter or thing, this Full and Final Release may be raised as a complete bar to any such Claim or proceedings. I further agree that commencing any proceedings against any of the Releasees, including any complaint under the ARLS or the Québec Charter, would contravene my representations in this Full and Final Release and cause irreparable harm to my relationship of trust with the Companies, provided, in all cases set forth above, (i) the Companies have  not breached their obligations and undertakings towards Sylvain Toutant set out in the Letter Agreement (including the schedules thereto), and (ii) to the extent the applicability of such release of Claims may invalidate the Companies’ directors and officers liability insurance policy as it pertains to Sylvain Toutant.

6.

I will indemnify and save harmless the Releasees from and against all Claims, charges, penalties, interest or income or other taxes made or assessed by any Canadian federal, provincial or other governmental or public department, agency or entity, including without limitation the Receiver General for Canada, the Canada Revenue Agency, Revenu Québec and the Regie des rentes du Québec, under the Income Tax Act (Canada), the Taxation Act (Québec), the Canada Pension Plan (Canada), the Employment Insurance Act (Canada) or any other statute or regulation, in respect of any failure on the part of the Releasees to withhold any taxes, premiums, payments, benefit overpayments, levies or other amounts from all or any part of the payments set out in the Letter Agreement or any wages or other amounts paid to me during my employment or in respect of any amounts including penalties and interest payable by the Releasees in respect of my employment, engagement or relationship or under the Letter Agreement.

7.

I will maintain the terms of the Letter Agreement  and this Full and Final Release in strict confidence and will not disclose such terms to any person, except to my immediate family and to the extent that such disclosure may be required by law or to permit me to obtain tax planning, legal or similar advice. I covenant that any of the members of my immediate family and my advisors to whom I disclose the terms of the Letter Agreement and/or this Full and Final Release will in turn agree to be bound by this same non-disclosure obligation and that any disclosure of the terms of this Letter Agreement and/or Full and Final Release by any of them will be considered a breach of the Letter Agreement and Full and Final Release by me.

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8.	All of the foregoing shall enure to the benefit of the Releasees, their successors and assigns, and be binding upon me and my respective heirs, executors, administrators, successors and assigns.
9.

The present document constitutes a transaction pursuant to Section 2631 and following of the Civil Code of Québec. I acknowledge and agree that the present release was drafted in the English language at the wish of all the parties thereto.  Je reconnais et accepte que la présente convention a été rédigée en langue anglaise à la demande expresse de toutes les parties y afférentes.

I, on my own behalf and on behalf of all of my related persons and entities (including 9222-2116 Québec Inc.), represent that I have had an opportunity to obtain independent legal advice in respect of the Letter Agreement and this Full and Final Release. I, on my own behalf and on behalf of all of my related persons and entities (including 9222-2116 Québec Inc.), represent that I understand that this Full and Final Release contains a full and final release of all claims that I have or may have against the Releasees and that there is no admission of liability on the part of the Releasees and that any such liability is denied. I, on my own behalf and on behalf of all of my related persons and entities (including 9222-2116 Québec Inc.), represent that I am executing this Full and Final Release freely and voluntarily.

SIGNED in the presence of: (s) Louise Poirier	(s) Sylvain Toutant
WITNESS SIGNATURE	Sylvain Toutant

Louise Poirier
PRINT NAME OF WITNESS	DATE October 20, 2016

9222-2116 QUÉBEC INC. Per:(s) Sylvain Toutant Sylvain Toutant DATE : October 20, 2016

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Schedule “B”

CONFIDENTIALITY

(a)

General.  Sylvain Toutant agrees not to use, sell, circulate or otherwise distribute or divulge to any person or entity, or in any way disclose to any person, entity or the public in general, any Confidential Information (as defined below) for a period of 24 months after the Effective Date.

“Confidential Information” means all information, howsoever received by Sylvain Toutant relating directly or indirectly to the business of the Company, whether from, through or pertaining to the Company or any of its affiliates, and in whatever form (whether oral, written, machine readable, digital, electronic or otherwise); provided, however, that the term “Confidential Information” will not include information which: (i) is, demonstrably, in the public domain, without any fault or responsibility on Sylvain Toutant’s part; (ii) after disclosure to him, is lawfully received by Sylvain Toutant from another person who is lawfully in possession of such Confidential Information and such other person was not restricted from disclosing said information to Sylvain Toutant; (iii) is, demonstrably, independently developed by Sylvain Toutant through persons who have not had access to, or knowledge of, the Confidential Information; or (iv) is approved by the Company for disclosure prior to its actual disclosure.

(b)

Trade Secrets.  Notwithstanding Section 1(a),  Sylvain Toutant shall not, at any time, whether during the term of, or following the termination for any reason of, this Letter Agreement, disclose a trade secret of the Company or of any of its affiliates.

(c)

Works.  Any document or work assembled or composed by Sylvain Toutant which contains Confidential Information shall constitute and be treated as Confidential Information.  He shall not publish or divulge, or allow the publication or disclosure, of any material containing Confidential Information without the prior written consent to such effect of the Company.

(d)

Property.  Confidential Information and the documents, works, instruments or other medium containing Confidential Information shall remain the property of the Company and be returned immediately to the Company upon request.

(e)

Intellectual Property. To the extent not already done, Sylvain Toutant hereby assigns and transfers to the Company, all right, title and interest in and to all inventions, works, discoveries, improvements and innovations developed or created by Sylvain Toutant either alone or jointly with others, in the course of Sylvain Toutant’s employment with the Company and in any way relating to the business and/or the operations and affairs of the Company and its affiliates,  together with all intellectual property rights residing therein or related thereto including, without limitation, patents, copyrights, industrial designs, trademarks and trade secrets as well as any applications or registrations filed or obtained thereon (the “Intellectual Property”) and hereby waives any and all author’s, moral, and proprietary rights that Sylvain Toutant may now or in the future have in any such Intellectual Property developed in the course of his employment with the Company or its predecessors.

(f)	Ongoing Cooperation. For a period of 18 months after the Effective Date, Sylvain Toutant shall, upon reasonable notice by the Company, furnish such information and proper

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assistance to the Company as may be reasonably required by the Company in order to effect an efficient and orderly transition or otherwise as may be necessary for the Company’s business and operations and, in doing so, shall be reasonably compensated by the Company for his time and for any out of pocket expenses (following receipt by the Company of adequate documentation of such expenses) reasonably incurred in connection therewith.

(g)

Governmental Request.  Nothing in this Letter Agreement shall prevent the disclosure of Confidential Information where such disclosure must be made in response to the formal request of a governmental body, agency or a court of law; in each case, of competent jurisdiction, but Sylvain Toutant shall inform the Company of such request immediately, and in any case prior to any such disclosure, in order, thereby, to allow the Company to take the appropriate measures to contest such request for disclosure if it so decides. Sylvain Toutant shall fully cooperate with the Company in its efforts to contest such request for disclosure and, in doing so, shall be reasonably compensated by the Company for his time and for any out of pocket expenses (following receipt by the Company of adequate documentation of such expenses) reasonably incurred in connection therewith.

NON-COMPETITION

(h)

Prohibition.  Sylvain Toutant shall not, for a period of 18 months after the Effective Date, on his own behalf or on behalf of any other person or entity, whether directly or indirectly, in any material capacity, alone, through or in connection with any person or entity, carry on, be engaged in or employed by, or have any material financial or other interest in, anywhere in North America, the United Kingdom, France, Germany or India, (i) any endeavour, activity, or business, which is (in whole or in part) in direct competition with the Business of the Company, or (ii) any current or past suppliers of the Company in respect of the Business of the Company.

For the purposes of this Letter Agreement, the term “Business”  shall mean the tea business.

OBLIGATION OF NON-SOLICITATION

(i)

Prohibition.  Sylvain Toutant shall not, for a period of 18 months after the Effective Date on his own behalf or on behalf of any other person or entity, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any person or entity:

A.	offer employment to or solicit the employment, services or other engagement of any individual who is employed or engaged by the Company or of any of its affiliates; or
B.

persuade or attempt to persuade any customers or suppliers of the Company or of any of its affiliates existing as at the Effective Date, to discontinue or materially alter the relationship with any of the foregoing of such person or entity.